PROSPECTUS SUPPLEMENT DATED DECEMBER 9, 1998

(TO PROSPECTUS DATED SEPTEMBER 3, 1998)

                                  $300,000,000

                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION

                              5.50% NOTES DUE 2008
                             ---------------------

     Interest payable on June 15 and December 15, commencing June 15, 1999.

                            ------------------------

   Toyota Motor Credit Corporation ("TMCC") may not redeem the Notes prior to maturity.
               The Notes will not be subject to any sinking fund.

                            ------------------------

    Each Note will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC"). Except under the limited circumstances described in this Prospectus Supplement under "Description of the Notes--Global Notes, Delivery and Form," owners of beneficial interests in the Notes will not be entitled to physical delivery of individual certificates for their Notes in definitive form.

    The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the issuance of Notes in definitive form and secondary market trading activity in the Notes will therefore settle in immediately available funds.

                            ------------------------

                              ISSUE PRICE 99.802%

                            ------------------------

                                                                        UNDERWRITING
                                                                        DISCOUNTS AND
                                                PRICE TO PUBLIC          COMMISSIONS         PROCEEDS TO TMCC
                                             ----------------------  -------------------  ----------------------

Per Note...................................         99.802%                0.600%                99.202%
Total......................................       $299,406,000           $1,800,000            $297,606,000

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The Underwriters expect to deliver the Notes through the facilities of DTC to purchasers on December 14, 1998.

                            ------------------------

BEAR, STEARNS & CO. INC.

       ARTEMIS CAPITAL GROUP, INC.

               BLAYLOCK & PARTNERS, L.P.

                       RAMIREZ & CO., INC.

                              UTENDAHL CAPITAL PARTNERS, L.P.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
                  PROSPECTUS SUPPLEMENT
Statement Regarding Forward-Looking
  Statements...................................  S-2
Selected Financial Information.................  S-3
Capitalization.................................  S-5
Description of the Notes.......................  S-6
Same-Day Settlement and Payment................  S-9
Underwriting...................................  S-10

                                                   PAGE
                                                 ---------

                        PROSPECTUS
Available Information..........................  2
Incorporation of Certain Documents by
  Reference....................................  2
Toyota Motor Credit Corporation................  3
Use of Proceeds................................  3
Description of Debt Securities.................  3
Ratio of Earnings to Fixed Charges.............  8
Plan of Distribution...........................  9
Legal Matters..................................  9
Experts........................................  9

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Toyota Motor Credit Corporation ("TMCC") or the Underwriters (as defined in "Underwriting"). Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstance create an implication that there has been no change in the affairs of TMCC since the date hereof. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference herein contain certain forward-looking statements, as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of TMCC. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

                         SELECTED FINANCIAL INFORMATION

    The following selected financial data for the five years ended September 30, 1997 has been derived from financial statements examined by PricewaterhouseCoopers LLP, independent accountants, included in the Annual Reports of TMCC on Form 10-K for the years ended September 30, 1997, 1996, 1995, 1994 and 1993. TMCC's selected financial data for the nine months ended June 30, 1998 and 1997 has been derived from TMCC's unaudited financial statements included in the Quarterly Report of TMCC on Form 10-Q for the quarter ended June 30, 1998 which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the data for the interim periods presented. The information for the nine months ended June 30, 1998 is not necessarily indicative of the results that may be expected for the full fiscal year or any other interim period. The Annual Report on Form 10-K for the year ended September 30, 1997 and the Quarterly Report for the quarter ended June 30, 1998 referred to above are among the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following information should be read in conjunction with the financial statements of TMCC contained in such documents. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                      NINE MONTHS
                                                     ENDED JUNE 30                    YEARS ENDED SEPTEMBER 30,
                                                  --------------------  -----------------------------------------------------
                                                    1998       1997       1997       1996       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)                    (U.S. DOLLARS IN MILLIONS)
                                                     (U.S. DOLLARS
                                                      IN MILLIONS)
INCOME STATEMENT DATA
FINANCING REVENUES:
  Leasing.......................................  $   1,943  $   2,074  $   2,739  $   2,454  $   1,902  $   1,230  $     751
  Retail financing..............................        394        328        446        415        431        413        468
  Wholesale and other dealer financing..........         73         68         89        109        121         86         80
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total financing revenues......................      2,410      2,470      3,274      2,978      2,454      1,729      1,299
  Depreciation on operating leases..............      1,261      1,354      1,790      1,626      1,230        735        385
  Interest expense..............................        722        680        918        820        716        486        454
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net financing revenues........................        427        436        566        532        508        508        460
  Other revenues................................        130        118        176        136        113         95         80
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net financing revenues and other revenues.....        557        554        742        668        621        603        540
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
EXPENSES:
  Operating and administrative..................        278        232        323        293        255        232        225
  Provision for credit losses...................        108        101        136        115         66         78         60
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses..............................        386        333        459        408        321        310        285
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes....................        171        221        283        260        300        293        255
  Provision for income taxes....................         72         92        121        108        117        118         97
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net Income..................................  $      99  $     129  $     162  $     152  $     183  $     175  $     158
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA
Investments in operating leases, net............  $   9,775  $  10,437  $  10,257  $  10,831  $   8,148  $   6,215  $   3,050
Finance receivables, net........................     11,390      8,856      8,452      7,474      7,227      7,834      7,226
Total assets....................................     22,370     20,174     19,830     19,309     16,225     14,791     11,179
Notes and loans payable.........................     16,932     15,236     14,745     15,014     12,696     11,833      8,833
Capital stock (1)...............................        915        915        915        915        865        865        680
Retained earnings(2)............................      1,258      1,126      1,159        997        844        662        487

RATIO OF EARNINGS TO FIXED CHARGES(3)...........      1.24x      1.32x      1.31x      1.32x      1.42x      1.60x      1.56x

(FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

------------------------------

(1) $10,000 par value per share.

(2) TMCC has not paid any dividends to date.

(3) The ratio of earnings to fixed charges was computed by dividing (i) the sum of income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist primarily of interest expense net of the effect of noninterest-bearing advances. The ratio of earnings to fixed charges for TMCC's parent, Toyota Motor Sales, U.S.A., Inc., and subsidiaries was 1.92, 1.49, 1.74, 1.90 and 2.07 for the years ended September 30, 1997, 1996,
    1995, 1994 and 1993, respectively. TMCC has guaranteed payments of principal and interest on $118 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates. The latest maturity date of such guaranteed bonds is June 2028. As of June 30, 1998, TMCC had incurred no fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of TMCC at June 30, 1998:

                                                                                         BALANCE AT    BALANCE AS
                                                                                        JUNE 30, 1998  ADJUSTED(3)
                                                                                        -------------  -----------
                                                                                               (UNAUDITED)
                                                                                        (U.S. DOLLARS IN MILLIONS)
DEBT:(1)
  Notes and loans payable within one year, net(2).....................................   $     4,427    $   4,263
  Notes and loans payable after one year, net.........................................        13,508       15,333
                                                                                        -------------  -----------
TOTAL DEBT............................................................................        17,935       19,596
                                                                                        -------------  -----------
SHAREHOLDER'S EQUITY:
  Capital stock, U.S. $10,000 par value (100,000 shares authorized; 91,500 issued and
    outstanding at June 30, 1998 and as adjusted)                                                915          915
  Retained earnings...................................................................         1,258        1,258
  Net unrealized gains on marketable securities.......................................            14           14
                                                                                        -------------  -----------
  TOTAL SHAREHOLDER'S EQUITY..........................................................         2,187        2,187
                                                                                        -------------  -----------
TOTAL CAPITALIZATION..................................................................   $    20,122    $  21,783
                                                                                        -------------  -----------
                                                                                        -------------  -----------

------------------------

(1) Amounts are quoted in U.S. dollars and include the effect of separate cross currency interest rate swap agreements effectively converting foreign currency notes into fixed U.S. dollar obligations at the respective cross currency interest rate swap agreement contract rates. See Note 4 of TMCC's June 30, 1998 Quarterly Report on Form 10-Q incorporated by reference into this Prospectus Supplement.

(2) Includes debt maturing within one year of June 30, 1998 and commercial paper.

(3) As adjusted to give effect to (i) the issuance of medium-term notes totaling U.S. $2,897,979,000 during the period July 1, 1998 through November 30, 1998, (ii) the maturity and repurchase of medium-term notes and bonds totaling U.S. $1,237,154,000 during the period July 1, 1998 through November 30, 1998, (iii) the issuance of floating rate demand notes totaling U.S. $66,559,000 during the period July 1, 1998 through November 30, 1998, (iv) the maturity of floating rate demand notes totaling U.S. $37,351,000 during the period July 1, 1998 through November 30, 1998, (v) the net decrease of commercial paper totaling U.S. $329,091,000 during the period July 1, 1998 through November 30, 1998, and (vi) the Notes offered hereby.

                            DESCRIPTION OF THE NOTES

    The Notes will be issued as a series of debt securities under an Indenture, dated as of August 1, 1991, as amended by the First Supplemental Indenture, dated as of October 1, 1991 (the "Indenture"), between TMCC, The Chase Manhattan Bank and Bankers Trust Company. The Chase Manhattan Bank will act as trustee with respect to the Notes (the "Trustee"). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the Notes, as the case may be.

GENERAL

    The Notes will be limited to $300,000,000 aggregate principal amount and will mature on December 15, 2008. The Notes will bear interest from December 14 , 1998 at the rate shown on the front cover of this Prospectus Supplement, payable semiannually on June 15 and December 15 in each year, beginning on June 15, 1999 to Holders of record on the preceding June 1 and December 1, respectively. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

    The Notes will not be subject to redemption before maturity, by a sinking fund or otherwise.

    The Notes will be issued in denominations of US $1,000 and integral multiples thereof.

GLOBAL NOTES, DELIVERY AND FORM

    Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    So long as DTC, or its nominee, is a registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, the actual owners of the Notes represented by a Global Note (each a "Beneficial Owner") will not be entitled to have the Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form, except as described below, and will not be considered the owners or Holders thereof under the Indenture, including for purposes of receiving any reports delivered by TMCC or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. TMCC understands that under existing industry practices, in the event that TMCC requests any action of Holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

    If (x) the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by TMCC within 60 days, (y) TMCC executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be exchangeable for Notes in definitive form ("Definitive Notes") or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Notes will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of US $1,000 and integral multiples thereof. Such Definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Notes.

    The following is based on information furnished by DTC:

    DTC will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Notes will be issued for the Notes in the aggregate principal amount of such issue, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the United States Securities and Exchange Commission.

    Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except as provided above.

    To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the Notes to their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to TMCC as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    So long as DTC, or its nominee, is a registered owner of the Global Notes, principal and interest payments on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC, the Trustee or TMCC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of TMCC or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to TMCC or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered.

    TMCC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered.

    DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within an appropriate time frame.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware and third party vendors on whom DTC relies for information and the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and
(ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                        SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Notes will be made by TMCC in immediately available funds so long as the Notes are maintained in book-entry form.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, dated December 9, 1998 (the "Underwriting Agreement"), TMCC has agreed to sell to each of the underwriters named below (the "Underwriters") and each of such Underwriters severally has agreed to purchase the principal amount of Notes set forth opposite its name below:

                                                                        PRINCIPAL AMOUNT OF
NAME                                                                           NOTES
--------------------------------------------------------------------  ------------------------
Bear, Stearns & Co. Inc.............................................      $     60,000,000
Artemis Capital Group, Inc..........................................            60,000,000
Blaylock & Partners, L.P............................................            60,000,000
Ramirez & Co., Inc..................................................            60,000,000
Utendahl Capital Partners, L.P......................................            60,000,000
                                                                             -------------
    Total...........................................................      $    300,000,000
                                                                             -------------
                                                                             -------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters, by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

    The initial public offering price of the Notes and the underwriting discounts and commissions are set forth below:

                                                            UNDERWRITING
                                           PRICE TO          DISCOUNTS         PROCEEDS TO
                                            PUBLIC        AND COMMISSIONS          TMCC
                                        --------------  --------------------  --------------
Per Note..............................     99.802%             0.600%            99.202%
    Total.............................   $299,406,000        $1,800,000        $297,606,000

    The Underwriters have advised TMCC that they propose initially to offer all or part of the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.200% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    TMCC estimates expenses of $90,000 associated with the offering of the Notes.

    In order to facilitate the offering of the Notes, Bear, Stearns & Co. Inc., or its affiliates ("Bear Stearns") may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, Bear Stearns may over-allot in connection with this offering, creating short positions in the Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Notes, Bear Stearns may bid for, and purchase Notes in the open market. Finally, Bear Stearns may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if Bear Stearns repurchases previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. Bear Stearns is not required to engage in these activities, and may end any of these activities at any time.

    Neither TMCC nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither TMCC nor the Underwriters makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

    TMCC has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, TMCC and affiliates of TMCC in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with TMCC and affiliates of TMCC.

    The Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops. It is not anticipated that the Notes will be listed on any securities exchange.

PROSPECTUS

                                     [LOGO]

                        TOYOTA MOTOR CREDIT CORPORATION

                                DEBT SECURITIES

                               ------------------

    Toyota Motor Credit Corporation ("TMCC") may offer from time to time its senior unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), in an aggregate principal amount of not more than $5,031,395,000 (the initial offering price of Debt Securities sold at a discount to face will be used for purposes of the limitation and the face amount of Debt Securities sold at a premium to face will be used for purposes of the limitation) or, if applicable, the equivalent thereof in any other currency or currencies. The Debt Securities may be offered as a single series or as two or more separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in a Prospectus Supplement or Prospectus Supplements.

    The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, the initial public offering price, the proceeds to TMCC and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement or Prospectus Supplements. As used herein, Debt Securities shall include debt securities denominated in United States dollars or, at the option of TMCC if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.

    The Debt Securities may be sold directly by TMCC, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of TMCC or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to TMCC from such sale also will be set forth in the applicable Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 3, 1998.

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT HERETO.

                             AVAILABLE INFORMATION

    TMCC is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Room of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citibank Center, Suite 1800, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Copies of such reports and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which an issue of TMCC's debt securities is listed. Electronic filings made through the Electronic Gathering Analysis and Retrieval System are publicly available through the Commission's website at http://www.sec.gov.

    TMCC has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    TMCC's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998 are incorporated in and made a part of this Prospectus. All documents filed by TMCC with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. A statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    TMCC WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO TOYOTA MOTOR CREDIT CORPORATION, 19001 SOUTH WESTERN AVENUE, TORRANCE, CALIFORNIA 90509, ATTENTION: TREASURY, TELEPHONE NUMBER (310) 787-1310.

                        TOYOTA MOTOR CREDIT CORPORATION

    TMCC provides retail leasing, retail and wholesale financing and certain other financial services to authorized Toyota and Lexus vehicle and Toyota industrial equipment dealers and their customers in the United States (excluding Hawaii) and the Commonwealth of Puerto Rico. TMCC is a wholly owned subsidiary of Toyota Motor Sales, U.S.A., Inc. ("TMS"). TMS is primarily engaged in the wholesale distribution of automobiles, light trucks, industrial equipment and related replacement parts and accessories throughout the United States (excluding Hawaii). Substantially all of TMS' products are either manufactured by its affiliates or are purchased from Toyota Motor Corporation ("TMC"), the indirect parent of TMS, or TMC's affiliates. TMCC and its subsidiaries are collectively referred to herein as the "Company."

    TMCC was incorporated in California on October 4, 1982, and commenced operations in May 1983. TMCC's principal executive offices are located in the TMS headquarters complex at 19001 South Western Avenue, Torrance, California 90509, and its telephone number is (310) 787-1310.

                                USE OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Debt Securities will be added to TMCC's general funds and will be available for the purchase of earning assets and for the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings or may be invested in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities may be issued from time to time as a single series or in two or more separate series. The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), and the extent to which such general provisions may apply to the Offered Debt Securities, will be described in a Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities will be issued under an indenture, dated as of August 1, 1991, as amended and supplemented by a first supplemental indenture dated as of October 1, 1991, as such indenture may be further amended from time to time (the "Indenture"), between TMCC and the trustee with respect to one or more series of Debt Securities designated in the applicable Prospectus Supplement or Prospectus Supplements (the "Trustee"). The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debt Securities and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

    THE DEBT SECURITIES WILL BE OBLIGATIONS SOLELY OF TMCC AND WILL NOT BE OBLIGATIONS OF, OR DIRECTLY OR INDIRECTLY GUARANTEED BY, TMS, TMC OR ANY OF THEIR AFFILIATES.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by TMCC for each series. As of the date of this Prospectus, TMCC has authorized the issuance under the

Indenture of up to $12,600,000,000 aggregate principal amount of debt securities (the initial offering price of Debt Securities sold at a discount to face is used for purposes of this limitation and the face amount of Debt Securities sold at a premium to face is used for purposes of this limitation) of which approximately $7,568,605,000 aggregate principal amount have previously been issued.

    The Debt Securities will be unsecured general obligations of TMCC and will rank pari passu with all other unsecured and unsubordinated indebtedness of TMCC from time to time outstanding.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Offered Debt Securities, including: (i) the aggregate principal amount and denominations of such Debt Securities; (ii) the date on which such Debt Securities will mature; (iii) the date or dates on which the principal of such Debt Securities is payable, if other than on maturity, or the method of determination thereof; (iv) the rate or rates per annum (which may be fixed or variable), or the formula for determining such rate or rates, at which such Debt Securities will bear interest, if any; (v) the dates on which such interest, if any, will be payable; (vi) the Place of Payment or transfer with respect to such Debt Securities; (vii) the provisions for redemption or repayment of such Debt Securities, if any, including the redemption and/or repayment price or prices and any remarketing arrangements relating thereto; (viii) the sinking fund requirements or amortization provisions, if any, with respect to such Debt Securities; (ix) whether such Debt Securities are denominated or provide for payment in United States dollars or a foreign currency or units of two or more currencies; (x) the form (registered or bearer or both) in which such Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in either form; (xi) if TMCC will pay Additional Amounts in respect of Debt Securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances TMCC will pay such Additional Amounts and whether TMCC has the option to redeem the affected Debt Securities rather than pay such Additional Amounts; (xii) whether such Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the Depositary for such global securities; (xiii) the title of such Debt Securities, the series of which such Debt Securities shall be a part and the Trustee with respect to such Debt Securities; and (xiv) any other terms of such Debt Securities. Reference is made to the Prospectus Supplement for the terms of the Debt Securities being offered thereby. The variable terms of the Debt Securities are subject to change from time to time, but no such change will affect any Debt Security already issued or as to which an offer to purchase has been accepted by TMCC.

    The provisions of the Indenture described above provide TMCC with the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue or a series of Debt Securities and issue additional Debt Securities of such issue or series.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium and interest, if any, on Debt Securities will be made at the office of such Paying Agent or Paying Agents as TMCC may designate from time to time, except that at the option of TMCC payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee with respect to the Debt Securities of the related series, acting through its Corporate Trust Office, will be designated as TMCC's sole Paying Agent for payments with respect to Debt Securities of such series. TMCC may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that TMCC will be required to maintain a Paying Agent in each Place of Payment for such series. All moneys paid by TMCC to a Paying Agent for the payment of principal of or premium or interest, if any, on any Debt Security which remain unclaimed at the end of one year after such principal, premium or interest shall have become due and payable will be repaid to TMCC, and the Holder of such Debt Security or any coupon will thereafter look only to TMCC for payment thereof.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole by the Depositary for such Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such global Debt Security and the material terms of the depositary arrangement with respect to any such global Debt Security.

CERTAIN COVENANTS

    The Debt Securities will not be secured by mortgage, pledge or other lien. TMCC has covenanted in the Indenture not to pledge or otherwise subject to any lien any property or assets of TMCC unless the Debt Securities are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant does not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 5% of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries and also does not apply to:

        (a) the pledge of any assets of TMCC to secure any financing by TMCC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which TMCC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

        (b) the pledge of receivables payable in currencies other than United States dollars to secure borrowings in countries other than the United States;

        (c) any deposit of assets of TMCC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by TMCC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against TMCC or in favor of any governmental bodies to secure progress, advance or other payments in the ordinary course of TMCC's business;

        (d) any lien or charge on any property of TMCC, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

        (e) any lien in favor of the United States of America or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

        (f) any lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

        (g) any lien to secure non-recourse obligations in connection with TMCC's engaging in leveraged or single-investor lease transactions; and

        (h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in clauses (a) through (g) above, provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

    "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

SUCCESSOR CORPORATION

    The Indenture provides that TMCC may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided, that in any such case: (i) either TMCC shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or any state thereof and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each Trustee, all of the obligations of TMCC under the Debt Securities and the Indenture; and (ii) TMCC or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such obligation. Subject to certain limitations in the Indenture, a Trustee may receive from TMCC an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

SUPPLEMENTAL INDENTURES

    Supplemental indentures may be entered into by TMCC and the appropriate Trustee with the consent of the Holders of 66 2/3% in principal amount of any series of outstanding Debt Securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment, provided that no supplemental indenture may, among other things, reduce the principal amount of or interest on any Debt Securities, change the maturity date of the principal, the interest payment dates or other terms of payment or reduce the percentage in principal amount of outstanding Debt Securities of any series the consent of whose Holders is necessary to modify or alter the Indenture, without the consent of each Holder of Debt Securities affected thereby. Under certain circumstances, supplemental indentures may also be entered into without the consent of the Holders.

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series: (i) default in payment of principal on the Debt Securities of such series; (ii) default in payment of any interest on the Debt Securities of such series and continuance of such default for a period of 30 days; (iii) default in the deposit of any sinking fund payment with respect to Debt Securities of such series when and as due; (iv) default in the performance, or breach, of any other covenant or warranty of TMCC in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than such series) continued for 60 days after appropriate notice; and (v) certain events of bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. If an Event of Default occurs and is continuing, the appropriate Trustee or the Holders of at least 25% in aggregate principal amount of Debt Securities of each series affected thereby may declare the Debt Securities of such series to be due and payable. Any past default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series, except in a case of failure to pay principal of, or premium, if any, or interest on such Debt Securities for which payment had not been subsequently made or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series. TMCC will be required to file with each Trustee annually an officer's certificate as to the absence of certain defaults. The appropriate Trustee may withhold notice to Holders of any series of Debt Securities of any default with respect to such series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

    Subject to the provisions of the Indenture relating to the duties of a Trustee in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of a Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of such series.

SATISFACTION AND DISCHARGE OF INDENTURE

    The Indenture will be discharged with respect to the Debt Securities of any series upon the satisfaction of certain conditions, including the payment in full of the principal of, and premium, if any, and interest on all of the Debt Securities of such series or the deposit with the appropriate Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

DEFEASANCE

    TMCC may terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the Debt Securities of such series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the appropriate Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the Debt Securities of such series to their maturity in accordance with the terms of the Indenture and the Debt Securities of such series. In such event, the appropriate Trustee will receive an opinion of counsel stating that such deposit and termination will not have any federal income tax consequences to the Holders.

REGARDING THE TRUSTEES

    The Indenture contains certain limitations on the right of a Trustee, should it become a creditor of TMCC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A Trustee is permitted to engage in other transactions with TMCC; provided, however, that if a Trustee acquires any conflicting interest it must eliminate such conflict or resign.

    The Indenture provides that, in case an Event of Default has occurred and is continuing, a Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth TMCC's ratio of earnings to fixed charges for the periods shown.

                             NINE MONTHS ENDED
                                 JUNE 30,                            SEPTEMBER 30,
                            -------------------   ----------------------------------------------------
                              1998       1997       1997       1996       1995       1994       1993
                            --------   --------   --------   --------   --------   --------   --------
RATIO OF EARNINGS TO
 FIXED CHARGES(1)........      1.24       1.32       1.31       1.32       1.42       1.60       1.56

------------------------

(1) The ratio of earnings to fixed charges was computed by dividing (i) the sum of income before income taxes and fixed charges by (ii) fixed charges. Fixed charges consist primarily of interest expense net of the effect of noninterest-bearing advances. In March 1987, TMCC guaranteed payments of principal and interest on $58 million principal amounts of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of June 30, 1998, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges. Effective June 17, 1998, TMCC has guaranteed payments of principal and interest on $40 million principal amount of flexible rate demand solid waste disposal revenue bonds issued by Putnam County, West Virginia, maturing in June 2028, issued in connection with the West Virginia manufacturing facility subsidiary of Toyota Motor Manufacturing, U.S.A., Inc., an affiliate of TMCC.

                              PLAN OF DISTRIBUTION

    TMCC may sell the Debt Securities through underwriters or agents or directly to purchasers. A Prospectus Supplement will set forth the names of such underwriters or agents, if any.

    The Debt Securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A Prospectus Supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    The Debt Securities may be sold directly by TMCC, or through agents designated by TMCC from time to time. A Prospectus Supplement will set forth any commission payable by TMCC to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    The net proceeds to TMCC from the sale of the Debt Securities will be the purchase price of the Debt Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

    TMCC will agree to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments underwriters or agents may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the Debt Securities offered hereby will be passed upon for TMCC by Alan Cohen, Esq., General Counsel of TMCC. Unless otherwise specified in an applicable Prospectus Supplement, O'Melveny & Myers LLP will act as counsel for the underwriters or agents, if any.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of TMCC for the year ended September 30, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of TMCC for the three-month periods ended December 31, 1997 and 1996, the three- and six-month periods ended March 31, 1998 and 1997, and the three- and nine-month periods ended June 30, 1998 and 1997, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated February 12, 1998, May 7, 1998 and August 13, 1998, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been incorporated by reference. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of section 11 of the Securities Act for their reports on the unaudited consolidated financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of sections 7 and 11 of the Securities Act.

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